Exhibit 10.1

SEVENTH AMENDMENT TO AGREEMENT OF LEASE

THIS SEVENTH AMENDMENT TO AGREEMENT OF LEASE (“Seventh Amendment”) is made this 21st day of May, 2012, by and between METRO PARK I, LLC, a Delaware limited liability company (“Landlord”) and GOVCONNECTION, INC., a Maryland corporation, formerly known as Comteq Federal, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Rockville Office/Industrial Associates, Landlord’s predecessor in interest and Comteq Federal, Inc., Tenant’s predecessor in interest, entered into that certain Lease dated December 14, 1993 (the “Original Lease”), as amended by that certain First Amendment to Lease dated November 1, 1996 (the “First Amendment”), as further amended by that certain Second Amendment to Agreement of Lease and Extension of Term dated as of March 31, 1998 (the “Second Amendment”), as further amended by that certain Third Amendment to Agreement of Lease dated as of August 31, 2000 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Agreement of Lease dated November 20, 2002 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Agreement of Lease dated December 12, 2005 (the “Fifth Amendment”) and as further amended by that certain Sixth Amendment to Agreement of Lease dated September 18, 2008 (the “Sixth Amendment”) (the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment shall be referred to collectively as the “Lease”), pursuant to which Tenant leased that certain space in the building located at 7501 and 7503 Standish Place, Rockville, Maryland (the “Building”), said leased premises containing approximately Ten Thousand One Hundred Ninety-Six (10,196) rentable square feet of space (the “Premises”);

WHEREAS, the Term of the Lease is scheduled to expire September 30, 2012; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term of the Lease and modify and amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1. Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Lease and this Seventh Amendment shall be known collectively as the “Lease”.

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3. Term. The Term of the Lease is hereby extended for a period of three (3) years commencing on October 1, 2012 (the “Renewal Date”) and expiring on September 30, 2015 (inclusively, the “Renewal Term”), unless terminated sooner pursuant to the provisions of the Lease or hereof. From and after the date hereof, all references in the Lease to “Term,” “Term of the Lease,” “Term hereof,” and the like shall be deemed to include the Renewal Term.

4. Base Rent. Notwithstanding anything to the contrary contained in the Lease, as of the Renewal Date, Tenant shall pay Base Rent with respect to the Premises at the times and in the manner set forth in Section 2.1 of the Original Lease, as restated in Paragraph 5 of the Fourth Amendment, according to the following schedule. It is expressly understood that the following statement is for clarification purposes only, and not meant for purposes of changing the definition of base rent, base year, operating expenses, etc. or the manner in which they are calculated or paid per the existing terms of the Lease: The Base Rent includes base year operating expenses only (of which electricity is a part) based on the calendar year 2013 which is more fully described in the Lease and in Sections 5 and 6 below.

Lease Period	Monthly Base Rent

10/01/2012 – 09/30/2013	$16,993.00
10/01/2013 – 09/30/2014	$17,418.00
10/01/2014 – 09/30/2015	$17,843.00

5. Base Year. As of the Renewal Date, Section 2.2.4 of the Lease as set forth in Paragraph 5 of the Fourth Amendment, as amended by Paragraph 5 of the Fifth Amendment and Paragraph 5 of the Sixth Amendment, shall be further modified by deleting the penultimate sentence therefrom and substituting the following in lieu thereof: “Tenant’s Expense Base Year shall be the calendar year 2013.”

6. Proportionate Share. As of the Renewal Date, the last grammatical sentence of Section 2.2.4 of the Lease as set forth in Paragraph 5 of the Fourth Amendment, shall be deleted in its entirety and the following substituted in lieu thereof: “Tenant’s Proportionate Share shall be 6.20%.”

7. Tenant Improvements. Tenant hereby accepts the Premises in its “as-is” condition existing on the Renewal Date. Landlord shall have no obligation to make any Tenant improvements to the Premises during the Renewal Term hereof other than the improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit B-1.

8. Brokers. Tenant represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Seventh Amendment other than Jones Lang LaSalle.

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9. Reaffirmation of Terms. Except as expressly modified hereby, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

10. Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Seventh Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Seventh Amendment.

11. Counterpart Copies. This Seventh Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Seventh Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment as of the day and year first above written.

LANDLORD:				TENANT:

METRO PARK I, LLC,				GOVCONNECTION, INC.,
a Delaware limited liability company				a Maryland corporation

By:	PS Business Parks, L.P., a California limited partnership, its managing member			By:	/S/ GLYNN W. SCHULZE
				Name:	Glynn W. Schulze
				Title:	Secretary

	By:	PS Business Parks, Inc., a
California corporation, its general partner

		By:	/S/ EUGENE R. UHLMAN
Eugene R. Uhlman
Regional Manager

	Date:	5/21/12		Date:	May 16, 2012
		Landlord’s Execution Date			Tenant’s Execution Date

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EXHIBIT B-1

TENANT IMPROVEMENT AGREEMENT

This Exhibit is attached to and made a part of the Lease by and between METRO PARK I, LLC, a Delaware limited liability company (“Landlord”) and GOVCONNECTION, INC., a Maryland corporation (“Tenant”) for space in the Building located at 7501 and 7503 Standish Place, Rockville, Maryland 20855. Capitalized terms not otherwise defined in this Exhibit B-1 shall have the meaning given to such terms in the Lease of which this Exhibit B-1 is a part.

1. In consideration of the mutual covenants contained in the Lease, Landlord agrees to perform the following tenant improvement work in the Premises (“Tenant Improvements”):

DESCRIPTION OF TENANT IMPROVEMENTS

A.	Re-carpet the currently carpeted areas of the Premises. Notwithstanding Landlord’s building standard options, Landlord will agree to supply and install carpet tiles based upon a reasonable, mutually agreed upon carpet tile selection taking the cost of such carpet tiles into consideration. As part of this work, any areas that currently have vinyl composition tile (VCT) shall be re-tiled using a selection from Landlord’s building standard VCT options.

B.	Re-paint the Premises including the restrooms, doors and door frames using a selection from Landlord’s building standard options.

C.	Refurbish the existing restrooms based upon the following scope:

1.	Remove the existing flooring and replace with a selection from Landlord’s building standard VCT options.

2.	Remove existing sinks and fixtures and install new building standard sinks and fixtures with laminate countertops and base cabinetry (only).

3.	Remove and update, as needed, the existing toilet paper holders, paper towel holders and mirrors using Landlord’s building standard items.

4.	Remove existing lighting and install Landlord’s building standard lighting.

5.	Repair or replace, as necessary, restroom exhaust fans with Landlord’s building standard.

2. All the Tenant Improvements described above, if any, shall be performed by Landlord at its cost and expense using Building standard materials and finishes and in the Building standard manner. All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent. Tenant shall be responsible for any delay in the completion of the Tenant Improvements resulting from any such other work and upgrades requested or performed by Tenant. Landlord shall enter into a direct contract for the Tenant Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Improvements.

3. Tenant acknowledges that the Tenant Improvements may be performed by Landlord in the Premises during normal business hours for the Building subsequent to the Renewal Date. Landlord and Tenant agree to cooperate with each other in order to enable the Tenant Improvements to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible which may include after hours work on behalf of Landlord. Reimbursement or payment to any employees that Tenant requires to be at the Premises as a result of such after hours work shall be at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, any delay in the completion of the Tenant Improvements or inconvenience suffered by Tenant during the performance of the Tenant Improvements shall not delay the Renewal Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

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4. Without limiting the “as-is” provisions of the Lease, Tenant accepts the Premises in its “as-is” condition and acknowledges that Landlord has no obligation to make any changes or improvements to the Premises or to pay any costs expended or to be expended in connection with any such changes or improvements, other than the Tenant Improvements specified in Section 1 of this Exhibit B-1. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

5. This Exhibit B-1 shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. Tenant shall not perform any work in the Premises (including, without limitation, cabling, wiring, fixturization, painting, carpeting, replacements or repairs) except in accordance with the Lease.

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